NEWS RELEASE
TO BUSINESS EDITOR:
COMM BANCORP, INC. Announces Preliminary Results of Its Tender Offer
     CLARKS SUMMIT, PA, April 16, 2007/PR Newswire/— Comm Bancorp, Inc. (Nasdaq:CCBP) announced today the preliminary results of its “modified Dutch auction” tender offer to purchase up to 110,000 shares of its own common stock at a purchase price not greater than $52.00 nor less than $46.00 per share, which expired at 5:00 p.m., New York City time, on April 13, 2007.
     Based on the preliminary count by American Stock Transfer and Trust Company, the depositary for the tender offer, approximately 97,805 shares of common stock were properly tendered and not withdrawn at a price at or below $52.00 per share, including shares that were tendered through notice of guaranteed delivery.
     The number of shares to be purchased and the price per share are preliminary. They are based on the shares tendered through notice of guaranteed delivery being validly tendered. Such shares are subject to verification by the depositary, and therefore these preliminary results are subject to change. The actual number of shares purchased and the final purchase price will be announced promptly following completion of the verification process. Payment for the shares accepted for purchase, and return of all other shares tendered, if applicable, will occur promptly after completion of the final purchase price computations.
     The Company’s existing open market repurchase authorization for up to approximately 38,374 additional shares is unaffected by the tender offer. Rule 13e(f) under the Securities Exchange Act of 1934, as amended, prohibits the Company from purchasing any shares, other than in the tender offer, until at least ten business days after the expiration of the tender offer. Accordingly, any such additional repurchases outside of the tender offer may not be consummated until at least ten business days after the expiration of the tender offer.
     Any questions with regard to the tender offer may be directed to Georgeson, Inc., the information agent, at (866) 909-6475. The dealer manager for the tender offer is Sandler O’Neill & Partners, L.P.
     This press release is for informational purposes only and is not an offer to buy, or the solicitation of an offer to sell, any shares.
     Comm Bancorp, Inc. serves six Pennsylvania counties through Community Bank and Trust Company’s 16 community-banking offices and one loan production office. Each office, interdependent with the community, offers a comprehensive array of financial products and services to individuals, businesses, not-for-profit organizations and government entities. In addition, customers can take advantage of KlickSM Banking, on-line banking services, by accessing the Company’s website at http://www.combk.com. The Company’s business philosophy includes offering direct access to senior management and other officers and providing friendly, informed and courteous service, local and timely decision making, flexible and reasonable operating procedures and consistently-applied credit policies.
SOURCE Comm Bancorp, Inc.
/Contact: MEDIA/INVESTORS, Scott A. Seasock, 570-586-0377 or fax, 570-587-3761, of Comm Bancorp, Inc.
Co: Comm Bancorp, Inc.
St: Pennsylvania
In: Fin